[GRAPHIC OMITTED]                                                Media Statement

FOR IMMEDIATE RELEASE
                               Contact Corporate Communications:  (626) 302-2255

                       Edison Calls for Dramatic Reform of
                     California Electricity Market Structure

     The following statement was released today by Edison International Chairman, President & CEO John E. Bryson:

     ROSEMEAD, Calif., Dec. 13, 2000--For over 100 years, the people of Southern California Edison have been proud to provide the people of this state with reliable and affordable electricity. We have fulfilled our historic obligation to serve and have contributed to the vital growth of this dynamic economy. Unfortunately, the ability to fulfill the electricity needs of California has never been more threatened. Let me explain:

     Three years ago, state lawmakers and the California Public Utilities Commission (CPUC) "deregulated" the generation of electricity. Edison was ordered to sell the generating plants that we owned in the Los Angeles basin. Today, those generating plants are owned by independent power companies who are selling power for prices that are indefensible. Southern California Edison had sold power from the plants it previously owned at an average of $31/MWh during previous Decembers. Yesterday's price was over $1,000/MWh--far more than can be defended on the basis of increased costs of production.

     Simultaneously with "deregulation" came a new form of regulation, a multi-year freeze on rates that Edison was allowed to charge users of electricity. However, since this summer, the prices charged by generators and other sellers have skyrocketed. As a result, since May 2000, Edison has paid more than $3.5 billion above what current CPUC-established rates provide us to buy power for our customers.

     To fund the $3.5-billion deficit and to finance the additional procurement of electricity, Edison has had to borrow huge sums of money in the commercial markets. This situation is not sustainable. The new market structure is broken and must be discarded.

     In the current crisis, we will soon be compelled to take drastic measures to preserve our ability to serve customers--actions that could include rationing electricity. Moreover, vital investments in the state's electrical infrastructure would be curtailed, damaging service reliability. None of this needs to happen.

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EDISON STATEMENT RE. ENERGY CRISIS
Page 2 of 2

     It is time to break decisively from this failed policy. We need swift action from state officials to bring about immediate and longer-term fixes to a broken system. On behalf of the Edison Company, I call on policy makers to act with the urgency this situation demands. We need to reform and, where necessary, re-regulate California's electric system.

     We believe three important principles should guide this reform:

     1. There must be a reliable supply of electricity--Utilities should once again be charged with responsibility to plan for, acquire and assure sufficient power to meet the state's needs without the threat of interruption. We need the right tools to assure reliability, and regulatory reform to streamline decision-making and clarify accountability.

     2. Electricity must be affordable--Our economic future cannot continue to be held hostage to market manipulation. We need a system of cost-based wholesale pricing where the majority of power is either generated by Edison for Edison customers, as it was before 1996, or is arranged and delivered under long-term contracts to Edison at stabilized costs.

     3. Both the price and supply of electricity must be determined under a stable framework--Customers have to be protected from price volatility. Utilities have to be strong enough to afford that protection, to borrow sufficient funds for operations, and to make vital investments in service reliability. No matter who supplies the electricity, everyone must pay his or her fair share for its delivery.

     There are many causes to our current crisis. But it is time to move beyond assigning blame. Delay is the enemy. We are prepared to do our part in contributing to a comprehensive solution. However, any comprehensive solution requires urgent action on the sensible, and moderate first steps that we have put forward to the CPUC, including a stable system of rates that allows us to collect for electricity we have procured for our customers at no profit for our company. This will allow us to continue providing this vital service in the future, and avert damage to the reliability of California's electric system.

     Every day that passes significantly weakens our ability to protect our customers and uphold a tradition of high quality service that has been our privilege to provide.

                                      # # #

     Based in Rosemead, Calif., Edison International is a premier international electric power generator, distributor and structured finance provider. Southern California Edison is a wholly owned subsidiary of Edison International and is one of the nation's largest electric utilities, serving a population of 12 million people in parts of central, coastal and southern California.